Exhibit 23.1
The Board of Directors
Spectrum Brands Holdings, Inc.:

We consent to the use of our report dated November 15, 2019, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. (the Company) as of September 30, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in three-year period ended September 30, 2019, the related notes, and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

Milwaukee, WI
August 7, 2020